Exhibit 3.1

POLAR POWER, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Polar Power, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), via unanimous written consent on July 9, 2026, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, voting rights, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the designation of 25,000 shares of “Series A Convertible Preferred Stock” and 1,945 of which shall be issued pursuant to the terms of the Securities Purchase Agreement, dated as of July 10, 2026, by and among the Corporation and the initial Holder (as defined below) (the “Purchase Agreement”) and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings. Terms used herein, but not otherwise defined below, shall have the meaning ascribed to such term in the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock in accordance with the terms hereof.

“Dividend Rate” means 10% per annum, calculated on the Stated Value on the basis of a 360-day year of twelve 30-day months.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Cap” means, prior to receipt of the Requisite Stockholder Approval, 19.99% of the shares of Common Stock or voting power outstanding immediately prior to the execution of the Purchase Agreement, calculated in accordance with the rules and regulations of the applicable Trading Market, including Nasdaq Rule 5635(d), and subject to appropriate adjustment for any stock split, stock dividend, stock combinations, recapitalization or similar event occurring after the date hereof.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, or options, restricted stock, restricted stock units or other equity or equity-based awards (and shares of Common Stock issued upon the exercise, vesting, settlement or conversion of any of the foregoing), to employees, officers, directors, consultants or advisors of the Corporation or any of its Subsidiaries for services rendered to the Corporation or any of its Subsidiaries, in each case pursuant to any equity incentive, stock option, restricted stock or other employee benefit or compensatory plan or agreement that has been approved by the Board of Directors, including a majority of the non-employee members of the Board of Directors (or a committee of non-employee directors established for such purpose), or by the Corporation’s stockholders (an “Approved Stock Plan”), and any successor or additional plan approved in accordance with the foregoing; (b) shares of Common Stock or Common Stock Equivalents that the Corporation is contractually obligated to issue to consultants, advisors, vendors, lenders, landlords or other service providers pursuant to written agreements in effect on the Original Issue Date, provided that such agreements have not been amended after the Original Issue Date to increase the number of shares issuable thereunder or otherwise in a manner adverse to the Holders; (c) securities issued in full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity, so long as such issuance is not for the primary purpose of raising capital by the Corporation; (d) securities issued in connection with a bona fide strategic license agreement, sponsored research agreement, collaboration agreement, development agreement, marketing or distribution agreement, or other bona fide partnering arrangement, so long as such issuance is not for the primary purpose of raising capital by the Corporation; and (e) securities issued upon the exercise, exchange or conversion of any shares of Series A Convertible Preferred Stock and/or other Common Stock Equivalents issued and outstanding as of the Original Issue Date, provided that such securities have not been amended after the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price thereof (other than in connection with stock splits or combinations) or to extend the term thereof.

“Floor Price” means, with respect to the Closing, 20% of the Minimum Price, in each case determined as of the Closing Date.

“Holder” means a holder of shares of Series A Convertible Preferred Stock.

“Market Conversion Price” means 90% of the lowest VWAP for the seven consecutive Trading Days immediately preceding the lowest of the share price as of (a) the Closing Date, (b) the date on which the Registration Statement on Form S-1 registering the resale of the Conversion Shares is declared effective by the Commission (the “S-1 Effective Date”), and (c) the date on which the Requisite Stockholder Approval is obtained, but not less than the Floor Price, as adjusted pursuant to Section 7(f).

“Minimum Price” has the meaning ascribed to such term in Nasdaq Listing Rule 5635(d).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Principal Market” means the NASDAQ Capital Market.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules (as in effect on the date this Certificate of Designation is filed with the Delaware Secretary of State) with respect to the issuance of shares of Common Stock upon conversion of the Series A Convertible Preferred Stock, exercise of the Warrants and in connection with any other financing that might be considered as part of a series of transactions with the issuance of the Series A Convertible Preferred Stock in excess of the limitations imposed by such rule (as in effect on the date this Certificate of Designations is filed with the Delaware Secretary of State).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

“Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Original Issue Date with respect to the Series A Convertible Preferred Stock.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTC Markets or the New York Stock Exchange (or any successors to any of the foregoing).

“Triggering Event” shall have the meaning set forth in Section 9.

“Variable Rate Transaction” means a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) issues securities at a future determined price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Pink Marketplace maintained by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and the number of shares so designated shall be 25,000. Each share of Series A Convertible Preferred Stock shall have a par value of $0.0001 per share. The Series A Convertible Preferred Stock constitutes equity of the Corporation and is not secured by, and does not carry, any lien on any assets of the Corporation. With respect to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall rank senior to the Common Stock and to each other class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series A Convertible Preferred Stock as to dividends or distributions of assets.

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3. No Maturity. The Series A Convertible Preferred Stock has no maturity date, is perpetual, and shall remain outstanding unless converted, redeemed or exchanged in accordance with the terms of this Certificate of Designation.

4. Dividends. From and after the first date of issuance of the Series A Convertible Preferred Stock (the “Original Issue Date”), each Holder shall be entitled to receive dividends (“Dividends”) on each share of Series A Convertible Preferred Stock held by such Holder at the Dividend Rate. Dividends shall accrue on the Stated Value of each share of Series A Convertible Preferred Stock, shall be computed on the basis of a 360-day year of twelve 30-day months, and shall be payable solely in kind as provided in this Section 4.

(a) On the last day of each calendar month (or, if such day is not a Trading Day, the immediately preceding Trading Day) (each, a “Dividend Accrual Date”), all Dividends accrued on each share of Series A Convertible Preferred Stock since the immediately preceding Dividend Accrual Date, or, with respect to the first Dividend Accrual Date for such share, since the Original Issue Date applicable to such share, shall be calculated and recorded as accrued and unpaid Dividends with respect to such share. The Corporation shall not have any right to pay Dividends in cash and no Holder shall have any right to receive Dividends in cash, except to the extent Dividends are included in amounts paid upon redemption, exchange, conversion, or liquidation as provided herein.

(b) All accrued and unpaid Dividends on each share of Series A Convertible Preferred Stock shall be included in the Conversion Amount upon any conversion of such share and shall be included in the amount payable or deliverable upon any redemption, exchange, liquidation, dissolution, or winding up of the Corporation, in each case as expressly provided herein, without duplication and subject to applicable Delaware law. For the avoidance of doubt, all Dividends accrued on each share of Series A Preferred after the most recent Dividend Accrual Date through the applicable Conversion Notice Date, redemption date, exchange date, liquidation date or other applicable date of determination shall constitute accrued and unpaid Dividends and shall be included in the Conversion Amount or other amount payable or deliverable with respect to such share, as applicable, without duplication.

5. Voting Rights.

(a) The Holders of shares of Series A Convertible Preferred Stock shall be entitled to vote with the holders of the Common Stock, on an as-converted basis, subject to the Beneficial Ownership Limitation, on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class; provided, that shares of Series A Convertible Preferred Stock that are in excess of the Beneficial Ownership Limitation shall not be entitled to vote with holders of the Common Stock on any matters submitted to a vote of stockholders of the Corporation; provided, further that such Holders may not vote such shares upon the proposal for the Requisite Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could be converted (taking into account the Beneficial Ownership Limitation), applied ratably with respect to each outstanding share of Series A Convertible Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited.

(b) As long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock (voting as a separate class): (i) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Convertible Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Convertible Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Convertible Preferred Stock or (iii) enter into any agreement with respect to any of the foregoing.

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(c) Any vote required or permitted under Section 5 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Convertible Preferred Stock.

(d) The Holders of the Series A Convertible Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and all other classes and series of capital stock of the Corporation, shall have the exclusive right to elect one director to the Board of Directors (each, an “Investor Designee”), as contemplated by and described in the Purchase Agreement. Each Investor Designee shall qualify as “independent” under Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act and shall not be an employee, officer, or Affiliate of the Holder. The Holder will also have the right to propose to the Board of Directors a second independent director candidate for their consideration The Investor Designees shall be elected by the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, and any such director may be removed, with or without cause, and any vacancy in such directorship may be filled, only by the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of Common Stock and any other class or series of capital stock of the Corporation (collectively, the “Junior Stock”), an amount per share equal to the greater of (i) the Stated Value plus all accrued and unpaid Dividends thereon, or (ii) the amount that such Holder would receive if such Holder converted all of its shares of Series A Convertible Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon any such liquidation, dissolution or winding up, the assets and funds available for distribution among the Holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Convertible Preferred Stock in proportion to the amount that each such Holder is entitled to receive. After the payment of the full amount of the liquidation preference to which they are entitled, the Holders of Series A Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation or entity, or the sale or transfer of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

7. Conversion. The Holders of Series A Convertible Preferred Stock shall have the following conversion rights:

(a) Optional Conversion. At any time after the Original Issue Date, each Holder of Series A Convertible Preferred Stock shall have the right, at such Holder’s option, to convert any or all of the shares of Series A Convertible Preferred Stock held by such Holder into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series A Convertible Preferred Stock plus all accrued and unpaid Dividends thereon (the “Conversion Amount”) by (ii) the Conversion Price (as defined below) in effect on the date of conversion. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation or in such other form as the Corporation may reasonably require, at the principal office of the Corporation or the office of the transfer agent for the Series A Convertible Preferred Stock, accompanied by written notice of conversion in the form attached as Annex A hereto (the “Notice of Conversion”) specifying the number of shares of Series A Convertible Preferred Stock to be converted and the name or names in which such Holder wishes the certificate or certificates for Common Stock to be issued. The date of delivery of any such Notice of Conversion by a Holder to the Corporation shall be referred to as a “Conversion Notice Date”.

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(b) Conversion Price. Subject to adjustment as provided herein, the conversion price (the “Conversion Price”) in respect of any share of Series A Convertible Preferred Stock, in effect on any conversion date shall be equal to the Market Conversion Price, which shall in no event be lower than the Floor Price.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than one Trading Day after each Conversion Notice Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Convertible Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Convertible Preferred Stock (including any accrued and unpaid Dividends), the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Convertible Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 100% of the Stated Value of Series A Convertible Preferred Stock (including any accrued but unpaid Dividends) which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 7(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Convertible Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the Fifth Trading Day after such liquidated damages begin to accrue) after the first Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 7(c)(i). and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Convertible Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Series A Convertible Preferred Stock as required pursuant to the terms hereof.

(d) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, a Holder shall not have the right to convert any portion of the Series A Convertible Preferred Stock pursuant to Section 7(a), to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion with respect to the Series A Convertible Preferred Stock, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 7(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Convertible Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion. For the avoidance of doubt, the Beneficial Ownership Limitation is separate and distinct from the Exchange Cap, and the restrictions relating to the Exchange Cap are set forth solely in Section 7(e). Nothing in the Beneficial Ownership Limitation shall limit, waive or otherwise affect the Exchange Cap or the restrictions set forth in Section 7(e). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the 61st day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4.99%). Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The provisions of this Section 7(d) shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

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(e) Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock would exceed the Exchange Cap, unless the Requisite Stockholder Approval has been obtained. Until such approval is obtained, the Holder shall not be issued, in the aggregate, upon conversion of any shares of Series A Convertible Preferred Stock, shares of Common Stock in an amount greater than the Exchange Cap. In the event that the Holder sells or otherwise transfers any of its shares of Series A Convertible Preferred Stock to a transferee such that shares of Series A Convertible Preferred Stock are held by more than one holder, the Exchange Cap shall be allocated among the holders pro rata based on the number of shares of Series A Convertible Preferred Stock held by each such holder, and the restrictions of this Section shall apply to each holder with respect to its allocated portion of the Exchange Cap.

(f) Conversion Adjustments. The Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows:

(i) Stock Dividends and Splits. If the Corporation, at any time while the Series A Convertible Preferred Stock is outstanding, (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of or payment of Dividends on the Series A Convertible Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this clause (i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) Subsequent Offerings. If, at any time while the Series A Convertible Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then, notwithstanding anything to the contrary in Section 7(b), from and after such Dilutive Issuance the Conversion Price shall continue to be determined under Section 7(b); provided, that the Floor Price then in effect shall be reduced (but not increased) to a price equal to the product of such Floor Price multiplied by a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus (2) the number of shares of Common Stock that the aggregate consideration received by the Corporation in such Dilutive Issuance would purchase at such Floor Price, and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus the number of additional shares of Common Stock so issued or deemed issued in such Dilutive Issuance (a broad-based weighted-average adjustment to the Floor Price). For the avoidance of doubt, no Dilutive Issuance shall operate to increase the Conversion Price and the Conversion Price determined under Section 7(b) shall continue to apply whenever it is lower than the Base Conversion Price. If more than one Base Conversion Price is established, the lowest such price shall control and such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(f)(ii) in respect of an Exempt Issuance. For the avoidance of doubt, if the Corporation engages in an at-the-market offering, the Corporation shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering. If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price, exercise price or exchange rate (or other price) at which such securities may be converted into or exchangeable or exercised for. The Corporation shall notify the Holder in writing, no later than one Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(f)(ii), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(f)(ii), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price (as adjusted in accordance with Section 7(f)) on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(iii) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(f)(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iv) Pro Rata Distributions. If the Corporation, at any time while the Series A Convertible Preferred Stock is outstanding, distributes to all holders of Common Stock (A) evidences of its indebtedness, (B) any security (other than a distribution of Common Stock covered by the preceding clause (i)) or (C) rights or warrants to subscribe for or purchase any security, or (D) any other asset (in each case, “Distributed Property”), then in each case the Floor Price shall be adjusted by multiplying the Floor Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP of the Common Stock on the Trading Day immediately following the date of such distribution and of which the numerator shall be such VWAP on such Trading Day less the then fair market value at such record date of the portion of the Distributed Property so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the Series A Convertible Preferred Stock of the portion of the Distributed Property so distributed and the calculation of such adjustments. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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(v) Fundamental Transaction. If, at any time while the Series A Convertible Preferred Stock is outstanding, directly or indirectly, whether in one transaction or a series of related transactions, (A) the Corporation effects any merger, consolidation, statutory share exchange, business combination, reorganization, recapitalization, domestication, conversion, migration, holding company reorganization or similar transaction, (B) the Corporation or any subsidiary sells, leases, licenses, transfers, conveys or otherwise disposes of all or substantially all of its assets, or assets constituting a material line of business whether by asset sale, exclusive license, or otherwise, (C) any tender offer, exchange offer, stock purchase, voting agreement, proxy arrangement or other transaction or series of related transactions is consummated pursuant to which any Person or group acquires more than 50% of the outstanding Common Stock, voting power or economic interests of the Corporation, (D) the Corporation effects any reclassification, compulsory share exchange, recapitalization, amendment to its certificate of incorporation, or other transaction pursuant to which the Common Stock is converted into, exchange for or represents the right to receive other securities, cash or property, or (E) any Person or group otherwise obtains control of the Corporation, then, in each case, such transaction shall constitute a “Fundamental Transaction.” Upon any Fundamental Transaction, each Holder shall be entitled, at such Holder’s election, to receive, for each share of Common Stock that would have been issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to such Fundamental Transaction, without regard to any limitation on conversion or beneficial ownership limitation, the same kind and amount of securities, cash rights, contingent rights, escrowed amounts, earnouts, notes, property or other consideration that such Holder would have been entitled to receive had such Holder held such shares of Common Stock immediately prior to the Fundamental Transaction (the “Alternative Consideration”). If holders of Common Stock are entitled to elect the form or amount of consideration in the Fundamental Transaction, each Holder shall be entitled to make the same election with respect to the shares of Common Stock underlying such Holder’s Series A Convertible Preferred Stock. If no election is made or if the election is not available to the Holder, the Holder shall be entitled to receive, at the Holder’s option, either the weighted average consideration actually received by holders of Common Stock or the most favorable form of consideration received by any holder of Common Stock, excluding any consideration paid solely for services, restrictive covenants or other arrangements unrelated to ownership of Common Stock. The Corporation shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Corporation, surviving entity or other person (including any purchaser of assets of the Corporation) shall assume in writing all of the obligations of the Corporation under this Certificate of Designation, in accordance with the provisions of this Certificate of Designation, and shall deliver to each Holder of Series A Convertible Preferred Stock a written notice briefly describing the Fundamental Transaction and stating that such successor, surviving entity or other person has assumed such obligations. If the Alternative Consideration includes equity securities and delivery of such equity securities would cause a Holder to exceed the Beneficial Ownership Limitation, the Holder’s entitlement shall be calculated without regard to such limitation, but the portion of such equity securities that may not then be delivered shall be held in abeyance for the benefit of the Holder until delivery would not cause the Holder to exceed the Beneficial Ownership Limitation. At least fifteen (15) Trading Days prior to the consummation of any Fundamental Transaction, the Corporation shall deliver written notice to each Holder describing in reasonable detail the material terms of the Fundamental Transaction, the expected consideration payable to the holders of Common Stock, the calculation of the Alternative Consideration payable in respect of the Series A Convertible Preferred Stock, the identity of each Person assuming obligations hereunder, and copies of the definitive transaction document. For the avoidance of doubt, no Holder shall have any right to require the Corporation or any successor or surviving entity to redeem, repurchase or otherwise acquire any Series A Convertible Preferred Stock for cash or other assets in connection with a Fundamental Transaction, and any value protection to which a Holder is entitled hereunder shall be satisfied solely in equity securities of the successor or surviving entity (or in additional shares of Common Stock or Series A Convertible Preferred Stock), and not in cash. The Corporation shall not enter into or consummate any Fundamental Transaction that would impair the rights, preferences, privileges, ranking, conversion rights, registration rights or remedies of the Holders unless the Corporation has obtained the prior written consent of the Holders of a majority of the then outstanding Series A Convertible Preferred Stock and shall assume in writing all of the obligations of the Corporation under this Certificate of Designation, in accordance with the provisions of this Certificate of Designation.

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(vi) Calculations. All calculations under this Section 7(f) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7(f), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(vii) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 7(f), the Corporation at its expense will promptly compute such adjustment in accordance with the terms of this Certificate of Designation and prepare a certificate setting forth such adjustment, including a statement of the adjusted Floor Price and the number of shares of Common Stock and other securities or property issuable upon conversion of each share of Series A Convertible Preferred Stock, at least ten (10) days prior to the record date or effective date, as the case may be, of the transaction or event giving rise to such adjustment and following the record date or effective date of such transaction or event. Upon the occurrence of any such record date or effective date, the Corporation shall deliver a copy of such certificate to each Holder of Series A Convertible Preferred Stock at such Holder’s last address as shown on the books of the Corporation.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price on the Conversion Notice Date.

(h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, not less than 150% of the maximum number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock, assuming for such purpose that all such shares are convertible at the Floor Price then in effect, and without regard to any limitations on conversion, including the Beneficial Ownership Limitation or any limitation imposed by any stock exchange (the “Required Reserve Amount”). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy the Required Reserve Amount, the Corporation shall obtain, as promptly as practicable and in any event within 90 days after such date, the approval of its stockholders for, and thereafter to effect, an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to such number as shall be sufficient to satisfy the Required Reserve Amount, including by calling and holding a meeting of its stockholders and soliciting proxies in favor thereof and recommending that its stockholders approve such amendment. If the Corporation does not obtain such stockholder approval at such meeting, the Corporation shall obtain such approval as soon as possible thereafter, including by calling and holding an additional meeting of its stockholders for such purpose (and soliciting proxies in favor thereof and recommending that its stockholders approve such amendment) following such meeting, and shall thereafter continue to call and hold a meeting of its stockholders for such purpose as soon as possible following each meeting at which such approval is not obtained, until such approval is obtained.

(i) Issuance of Certificates. As soon as practicable after the surrender of the certificate or certificates for Series A Convertible Preferred Stock and the delivery of the written notice of conversion as aforesaid, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder or Holders thereof a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a check or wire transfer in payment of any fractional shares as provided in Section 7(h) hereof.

(j) No Reissuance of Series A Convertible Preferred Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 7 or redeemed pursuant to Section 8 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation.

(k) Transfer taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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8. Redemption.

(a) Optional Redemption by the Corporation. The Corporation may, at any time and at its sole option, elect to redeem all or any portion of the outstanding shares of Series A Convertible Preferred Stock at a price per share equal to 115% of the Stated Value plus all accrued and unpaid Dividends thereon (the “Redemption Price”), by delivering a written notice (the “Redemption Notice”) to each Holder of Series A Convertible Preferred Stock at least ten Trading Days prior to the date fixed for redemption (the “Redemption Date”). The Redemption Notice shall state (i) the Redemption Date, (ii) the number of shares of Series A Convertible Preferred Stock to be redeemed, (iii) the Redemption Price, and (iv) the place where the certificate or certificates for Series A Convertible Preferred Stock are to be surrendered for payment of the Redemption Price. During the period from the date of delivery of the Redemption Notice until the Redemption Date, each Holder of Series A Convertible Preferred Stock shall have the right to convert such Holder’s shares of Series A Convertible Preferred Stock into Common Stock in accordance with Section 7 hereof. Until the applicable redemption is consummated, each Holder shall retain the right to convert its shares of Series A Convertible Preferred Stock into Common Stock in accordance with Section 7 hereof.

(b) Surrender of Certificates; Payment of Redemption Price. On or before the applicable Redemption Date, each Holder of shares of Series A Convertible Preferred Stock to be redeemed on such Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 7, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Convertible Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Convertible Preferred Stock shall promptly be issued to such Holder.

(c) Status of Redeemed Shares. Any shares of Series A Convertible Preferred Stock that are redeemed by the Corporation pursuant to this Section 8 shall be canceled and shall not be reissued by the Corporation.

(d) No Holder Redemption Right. Notwithstanding anything in this Certificate of Designation or any Transaction Document to the contrary, the Series A Convertible Preferred Stock shall not be redeemable, repurchasable, or otherwise required to be acquired for cash or other assets (i) at the option of any Holder or (ii) upon the occurrence of any event that is not solely within the control of the Corporation.

9. Triggering Events.

(a) Each of the following events shall constitute a “Triggering Event”:

(i) the suspension from trading or failure of the Common Stock to be trading or listed (as applicable) on a Principal Market for a period of 10 consecutive Trading Days;

(ii) the Corporation’s written notice to any Holder of Series A Convertible Preferred Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A Convertible Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designation, other than pursuant to Section 7(d) and Section 7(e) hereof;

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(iii) the Corporation’s failure to pay to any Holder any amount when and as due under this Certificate of Designation, or any other Transaction Document;

(iv) the Corporation either (A) fails to deliver Conversion Shares within two Trading Days after the applicable Share Delivery Date on two or more occasions, or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series A Convertible Preferred Stock or as and when required by this Certificate of Designation unless otherwise then prohibited by applicable federal securities laws, and any such failure to remove the legend remains uncured for at least five consecutive Trading Days;

(v) the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(vi) other than as specifically set forth in another clause of Section 9(a), the Corporation or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document (as defined in the Purchase Agreement), except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive Trading Days;

(vii) providing material non-public information to a Holder of Series A Convertible Preferred Stock without their prior written consent except in accordance with the Purchase Agreement;

(viii) any change in the Corporation’s transfer agent without providing at least ten days prior notice to the Holder of Series A Convertible Preferred Stock;

(ix) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has occurred; or

(x) the Corporation’s misuse of the net proceeds of any Tranche in violation of Section 4.25 of the Purchase Agreement, which misuse is not cured within ten Business Days following written notice thereof to the Corporation.

(b) Notice of a Triggering Event. Upon the occurrence of a Triggering Event, the Corporation shall within three Trading Days deliver written notice thereof via facsimile, electronic mail or overnight courier (with next day delivery specified) to each Holder.

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10. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Redemption Notice or notice of adjustment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address for such notices or communications shall be as set forth in the books and records of the Corporation.

11. Miscellaneous.

(a) Lost or Mutilated Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Convertible Preferred Stock, and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the certificate(s), if mutilated, the Corporation shall execute and deliver new certificate(s) of like tenor and date.

(b) Waiver. Any waiver by the Corporation or a Holder of Series A Convertible Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or a Holder of Series A Convertible Preferred Stock to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder of Series A Convertible Preferred Stock) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder of Series A Convertible Preferred Stock must be in writing.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted or Redeemed Series A Convertible Preferred Stock. If any shares of Series A Convertible Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

***

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IN WITNESS WHEREOF, Polar Power, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer on July 10, 2026.

POLAR POWER, INC.

By:	/s/Arthur S. Sams
Name:	Arthur S. Sams
Title:	Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A

CONVERTIBLE PREFERRED STOCK)

Reference is made to the Certificate of Designation of the Certificate of Incorporation of Polar Power, Inc., a Delaware corporation (the “Corporation”) establishing the terms, preferences and rights of the Series A Convertible Preferred Stock, $0.0001 par value (the “Series A Convertible Preferred Stock”) of the Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of shares of Series A Convertible Preferred Stock to be converted:

Aggregate Stated Value of such shares of Series A Convertible Preferred Stock to be converted:

Aggregate accrued and unpaid Dividends with respect to such shares of Series A Convertible Preferred Stock to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable shares of Series A Convertible Preferred Stock are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title:

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